News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

CONTACT:	Keith Price 330-796-1863

FOR IMMEDIATE RELEASE

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Goodyear Names Richard Noechel Corporate Controller;
Thomas Connell Assumes CIO Role

Akron, Ohio, February 27, 2008 – The Goodyear Tire & Rubber Company today appointed Richard Noechel as vice president and corporate controller, replacing Thomas A. Connell, who in turn was named vice president and chief information officer.

Noechel, 39, had been chief financial officer of Goodyear’s South Pacific Tyre subsidiary in Australia since 2006. He began his career with Goodyear in 2004, serving as assistant controller at the company’s corporate headquarters in Akron.

Prior to joining Goodyear, Noechel was vice president and controller for The Kmart Corporation from 2001 through 2004. He also worked for DaimlerChrysler in various positions from 1997 through 2001 and for Price Waterhouse LLP from 1991 through 1997.

Noechel received his degree in accounting from Michigan State University in 1991. He is a Certified Public Accountant.

“During Rick’s tenure at Goodyear and, prior to that, with Kmart, he demonstrated strong leadership and proficiency in controllership skills and a keen eye for financial details and analysis. He will be a great asset to the company in the corporate controller position,” said Goodyear Chief Financial Officer Mark Schmitz.

Connell, 59, had been vice president and controller for Goodyear since 2003. Prior to that, he spent 24 years in financial management positions with TRW Inc. Connell, joined TRW in 1979 as manager of financial accounting. He was named director of financial reporting in 1983; finance director and controller, valve division in 1986; and finance director and controller, engine components in 1987. He became vice president of finance, occupant restraint systems in 1990 and was named vice president and corporate controller in 1996.

Prior to joining TRW, Connell was with the accounting firm Ernst & Whinney from 1970 to 1979. He worked in the company’s Cleveland and Sao Paulo, Brazil offices.

Connell earned a bachelor of business administration in accounting and a master of business administration degree from John Carroll University. He is a Certified Public Accountant.

“As controller, Tom led Goodyear through a critical period in which he created and then led a world-class controllership team. These strong leadership and organizational skills are both necessary traits as we look to enhance the business focus and functional capabilities within our IT organization,” Schmitz said. “Throughout his career, Tom has led in the implementation of business process and IT systems standardization in complex, multi-divisional organizations, including enterprise-wide SAP implementations and shared services.

“Tom will lead our IT group to a new level of collaboration with the business units on real-world, information-based technology solutions to demand planning, supply chain implementation and other areas,” Schmitz added.

Connell replaces Stephanie A. Wernet, who has been chief information officer since 2003. An announcement regarding Wernet’s new assignment will be forthcoming.

Goodyear is one of the world’s largest tire companies. The company employs about 70,000 people and manufactures its products in more than 60 facilities in 26 countries around the world.